Exhibit 99.1

Gladstone Land Corporation Reports Results for the Third Quarter Ended September 30, 2014

Please note that the limited information that follows in this press release is not adequate for making an informed investment judgment.

MCLEAN, Va., Oct. 27, 2014 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (Nasdaq:LAND) (the "Company") today reported financial results for the third quarter ended September 30, 2014. A description of funds from operations ("FFO") and Adjusted FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per-share references are to fully-diluted, weighted average shares of common stock unless otherwise noted. Please read the Company's Quarterly Report on Form 10-Q (the "Form 10-Q"), filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneLand.com.

Summary Information:

	For and As of the Quarters Ended
	September 30, 2014	June 30, 2014	Change ($ / #)	Change (%)

Operating Data:
Total operating revenues	$ 1,777,675	$ 1,565,935	$ 211,740	13.5%
Total operating expenses	(1,476,092)	(1,208,458)	(267,634)	22.1%
Other expenses	(194,351)	(651,948)	457,597	-70.2%
Net income (loss) before income taxes	107,232	(294,471)	401,703	-136.4%
Income tax provision	(6,857)	(6,623)	(234)	3.5%
Net income (loss) available to common stockholders	$ 100,375	$ (301,094)	$ 401,469	-133.3%
Real estate and intangible depreciation and amortization	447,251	330,486	116,765	35.3%
FFO available to common stockholders	547,626	29,392	518,234	1763.2%
Net adjustment for straight-lining of rents	328,765	199,656	129,109	64.7%
Plus: Acquisition-related expenses	114,140	177,334	(63,194)	-35.6%
Plus: Income tax provision	6,857	6,623	234	3.5%
Plus: Amortization of deferred financing costs	15,636	12,038	3,598	29.9%
(Minus) plus: Other one-time (receipts) charges, net(1)	(232,160)	250,478	(482,638)	-192.7%
Adjusted FFO available to common stockholders	$ 780,864	$ 675,521	$ 105,343	15.6%

(1) For the quarter ended September 30, 2014, includes the addition of $64,774 of repairs incurred as a result of the fire on the cooler on West Gonzales that were expensed during the three months ended September 30, 2014, netted against the property and casualty recovery, net of $296,934 recorded during the three months ended September 30, 2014. For the quarter ended June 30, 2014, includes the property and casualty loss recorded during the three months ended June 30, 2014.

Share and Per-Share Data:
Weighted average common shares outstanding – basic and diluted	6,605,264	6,530,264	75,000	1.1%
Net income (loss) per weighted average common share – basic and diluted	$ 0.02	$ (0.05)	$ 0.07	-133.0%
FFO per weighted average common share – basic and diluted	$ 0.08	$ 0.00	$ 0.08	1742.0%
Adjusted FFO per weighted average common share – basic and diluted	$ 0.12	$ 0.10	$ 0.02	14.3%
Cash dividends declared per common share	$ 0.09	$ 0.09	$ --	0.0%

Balance Sheet Data:
Real estate and intangibles, net	$ 113,945,180	$ 87,448,721	$ 26,496,459	30.3%
Total assets	$ 120,621,425	$ 93,771,099	$ 26,850,326	28.6%
Total Indebtedness	$ 57,345,598	$ 44,331,998	$ 13,013,600	29.4%
Total stockholders' equity	$ 59,789,693	$ 47,056,369	$ 12,733,324	27.1%
Total common shares outstanding	7,680,264	6,530,264	1,150,000	17.6%

Other Data:
Farms owned	29	26	3	11.5%
Acres owned	7,641	6,439	1,202	18.7%
Occupancy Rate	100.0%	100.0%	0.0%	0.0%

Highlights for the Quarter:

  Property Acquisitions: Acquired three new farms consisting of 1,202 total acres for an aggregate purchase price of $26.5 million at a weighted-average cap rate of 5.6%;
  New Mortgage Lender: Executed three new mortgage loans with a new lender, Farm Credit of Central Florida, FLCA, for an aggregate amount of $12.5 million that mature in August 2034 and bear interest (before interest repatriation) at a blended, fixed rate of 3.53% for the first three years;
  Follow-on Offering: Completed our first follow-on offering since our initial public offering in January 2013, issuing 1,150,000 additional shares for gross proceeds of $14.1 million;
  Obtained REIT Status: Filed our 2013 federal income tax return, on which we elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes, beginning with our tax year ended December 31, 2013;
  Purchase and Sale Agreements: Entered into three separate purchase and sale agreements to purchase, in the aggregate, 459 acres of farmland for $34.5 million that we expect to close during the fourth quarter; however, these agreements are subject to customary conditions and termination rights, and there can be no assurance that the acquisitions will be consummated;
  Net Asset Value per Share: Our farms appreciated in value by approximately $2.0 million, or $0.26 per share, due to updated valuations performed on six of our farms (four via third-party appraisals and two valued internally), as we intend to update the values of our farms on at least an annual basis; and
  Declared Distributions: Declared and paid monthly cash distributions of $0.03 per share of common stock for each of July, August and September.

Q3 2014 Results:  Adjusted FFO for the quarter ended September 30, 2014, was approximately $781,000, or $0.12 per share, a 15.6% increase when compared to the previous quarter. Adjusted FFO increased primarily due to the additional revenue earned on the eight farms we have acquired over the past five months, partially offset by increases in related-party fees, due to a change in allocation methodology and as a result of the follow-on offering completed in September, and interest expense, due to increased borrowings during the quarter.

Net income available to common stockholders for the three months ended September 30, 2014, was approximately $100,000, or $0.02 per share, compared to a net loss available to common stockholders for the previous quarter of approximately $301,000, or $0.05 per share. This change was primarily due to recording a property and casualty loss during the second quarter as a result of two fires that damaged structures on two of our properties, while we recorded a property and casualty recovery during the third quarter, resulting in a net recover for the year. We are still in the process of assessing the total amount expected to be recovered; however, we expect to receive at least an additional $125,000 of insurance proceeds during the fourth quarter. We also experienced increases in property operating expenses, due to costs incurred for repairs on a property that was damaged by one of the fires, and in amortization expense, as we wrote off the unamortized portion of lease intangibles related to a lease that we terminated in September 2014.

A reconciliation of Adjusted FFO to net income (loss) for each the three months ended September 30, 2014, and June 30, 2014, which the Company believes is the most directly-comparable GAAP measure to Adjusted FFO, and a computation of basic and diluted Adjusted FFO and basic and diluted net income (loss) per weighted-average share of common stock is set forth in the Summary Information table above.

Comments from the Company's Chief Executive Officer, David Gladstone:  "We are wrapping up our second year as a public company, and we have been picking up steam. Being public is still very expensive and will continue to be until we become much larger. 2014 began slowly due to not having a new line of credit and mortgage note in place. However, our activity has picked up recently, as we have acquired eight new farms for $37.6 million over the past five months, and we have added a second lender to our mortgage base. We have $34.5 million of deals under signed purchase and sales agreements, and we are working diligently to close on these before year-end. We believe that investing in farmland is more of an asset appreciation investment than an income investment, and we expect farmland values to increase faster than inflation.  To help investors track the aggregate farmland values on a per-share basis, we have calculated and reported a net asset value per share in our quarterly report on Form 10-Q.  As of September 30, 2014, we estimated our net asset value per common share at $13.77, and we believe the future will bring an increase in our net asset value per share, as we have several farms on which we renewed leases at higher rates that have not yet been revalued. We are looking forward to an active end of 2014 and creating a lot of momentum as we head into 2015, a period we believe will begin a new era for investing in farmland."

Subsequent to the End of the Quarter:

  Lease Amendment: In connection with irrigation upgrades on our farm in Arizona that we completed in July, we executed a lease amendment that will provide for additional revenue of approximately $35,000 per year;
  Over-allotment Exercise: In connection with our follow-on offering in September 2014, the underwriters exercised their over-allotment option, resulting in us issuing an additional 73,453 shares for gross proceeds of approximately $0.9 million; and
  Distributions: Declared monthly cash distributions of $0.03 per share on the common stock, for each of October, November and December 2014.

Conference Call for Stockholders:  The Company will hold a conference call on Tuesday, October 28, 2014, at 8:30 a.m. EDT to discuss its earnings results. Please call (855) 363-1762 to enter the conference. An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through November 28, 2014. To hear the replay, please dial (855) 859-2056 and use conference number 61634315.  The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneLand.com.  The event will also be archived and available for replay on the Company's website through December 28, 2014.

About Gladstone Land:  Gladstone Land is a real estate investment trust that pays monthly dividends to its stockholders.  The Company invests in farmland located in major agricultural markets in the United States that it leases to corporate and independent farmers, and it intends to report the current value of its farmland on a quarterly basis.  As of September 30, 2014, the net asset value of the Company was $13.77 per share. The Company currently owns 29 farms, comprised of 7,641 acres in 5 different states across the U.S., valued at approximately $160 million. Its acreage is predominantly concentrated in locations where its tenants are able to grow row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as more permanent crops, such as blueberries.  The Company also may acquire property related to farming, such as storage facilities utilized for cooling produce, processing buildings, packaging facilities and distribution centers.  The Company has paid 20 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. Additional information can be found at www.GladstoneLand.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

Investor Relations:  For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.

Non-GAAP Financial Measures:

FFO:  The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

Adjusted FFO:  Adjusted FFO is FFO adjusted for items that are not indicative of the results provided by the Company's operating portfolio and affect the comparability of the Company's period-over-period performance.  These items include non-cash items, such as the straight-lining of rents and amortizations into rental income, as well as certain non-recurring items, such as acquisition-related expenses, income tax provisions and property and casualty losses or recoveries. Although the Company's calculation of Adjusted FFO differs from NAREIT's definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, Adjusted FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance. For a full explanation of the adjustments made to arrive at Adjusted FFO, please read the Company's Form 10-Q, filed today with the SEC.

The Company's presentation of FFO, as defined by NAREIT, or Adjusted FFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

Certain statements in this press release, including the Company's ability to maintain or grow its portfolio and FFO, benefit from increases in farmland values, and the increase in net asset value per share are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 24, 2014. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Land Corporation, +1-703-287-5893